EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES JANUARY CASH DISTRIBUTION

Dallas, Texas, January 20, 2012 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.082003 per unit, payable on February 14, 2012, to unitholders of record on January 31, 2012. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in November.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily

Current Month Distribution	1,730,000	58,000	$4.16

Prior Month Distribution	1,622,000	52,000	$4.52

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $500,000, production expense of $1,942,000 and overhead of $905,000 in determining the royalty payment to the Trust for the current month.

Other

XTO Energy has advised the trustee that scheduled maintenance on a gathering and processing system in the Hugoton area resulted in a decrease of approximately 200,000 Mcf for October 2011 production. Scheduled maintenance was completed in October 2011 and the system returned to normal operations in November 2011.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

Statements made in this press release regarding future events or conditions are forward looking statements.  Actual future results, including development costs, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the trust's Annual Report on Form 10-K for the year ended December 31, 2010.

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Contact:	Nancy G. Willis
Vice President
U.S. Trust, Bank of America Private Wealth Management,
Trustee
(Toll Free)
877-228-5083